As filed with the Securities and Exchange Commission on June 20, 2018

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Kezar Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	2834	46-3366145
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

4000 Shoreline Court, Suite 300

South San Francisco, California 94080

(650) 822-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

John Fowler

Chief Executive Officer

Kezar Life Sciences, Inc.

4000 Shoreline Court, Suite 300, South Francisco, California 94080

(650) 822-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Laura A. Berezin Robert W. Phillips Jaime L. Chase Cooley LLP 3175 Hanover Street Palo Alto, California 94304 (650) 843-5000	John Fowler Chief Executive Officer Kezar Life Sciences, Inc. 4000 Shoreline Court, Suite 300 South San Francisco, California 94080 (650) 822-5600	B. Shayne Kennedy Brian J. Cuneo Brett C. Urig Latham & Watkins LLP 650 Town Center Driver, 20th Floor Costa Mesa, California 92626 (714) 540-1235

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ (333-225194)

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(3)
Common Stock, $0.001 par value per share	383,333	$15.00	$5,749,995	$715.88

(1)	Represents only the number of shares being registered pursuant to this Registration Statement, which includes 50,000 shares that the underwriters have the option to purchase, and are in addition to the 5,366,667 shares that were registered pursuant to the Registrant’s Registration Statement on Form S-1 (File No. 333-225194), which included 700,000 shares that the underwriters have the option to purchase.
(2)	Based on the public offering price.
(3)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended, based on the proposed maximum aggregate offering price. The registrant previously registered securities at an aggregate offering price not to exceed $85,866,672 on a Registration Statement on Form S-1 (File No. 333-225194), which was declared effective by the Securities and Exchange Commission on June 20, 2018. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $5,749,995 is hereby registered, which includes shares issuable upon the exercise of the underwriters’ option to purchase additional shares.

The Registration Statement shall become effective upon filing in accordance with Rule 462(b) promulgated under the Securities Act of 1933, as amended.

EXPLANATORY NOTE AND

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

This Registration Statement (the “Registration Statement”) is being filed with the Securities and Exchange Commission (the “Commission”) with respect to the registration of additional common stock, par value $0.001 per share (the “Common Stock”), of Kezar Life Sciences, Inc. (the “Registrant”), pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). This Registration Statement incorporates by reference the contents of, including all amendments and exhibits thereto, the Registration Statement on Form S-1, as amended (File No. 333-225194) (the “Prior Registration Statement”), which the Commission declared effective on June 20, 2018, and is being filed solely for the purpose of increasing the number of shares to be offered in the public offering by 383,333 shares of the Common Stock, which includes 50,000 shares of Common Stock that may be sold pursuant to the underwriters’ option to purchase additional shares. The additional shares of Common Stock that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement.

The required opinion and consents are listed on the Exhibit Index attached hereto and filed herewith.

EXHIBIT INDEX

Exhibit Number	Description

5.1	Opinion of Cooley LLP.

23.1	Consent of KPMG LLP, an Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of the Registration Statement on Form S-1 (File No. 333-225194), filed with the Commission on May 24, 2018 and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of South San Francisco, State of California, on the 20th day of June, 2018.

Kezar Life Sciences, Inc.

By:	/s/ John Fowler
John Fowler
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ John Fowler John Fowler	Chief Executive Officer and Director (Principal Executive Officer)	June 20, 2018

/s/ Marc L. Belsky Marc L. Belsky	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 20, 2018

* Christopher Kirk, Ph.D.	President, Chief Scientific Officer and Director	June 20, 2018

* Jean-Pierre Sommadossi, Ph.D.	Director	June 20, 2018

* Franklin M. Berger, CFA	Director	June 20, 2018

* Graham Cooper	Director	June 20, 2018

* Jason Dinges, Ph.D., J.D.	Director	June 20, 2018

* Michael Kauffman, M.D., Ph.D.	Director	June 20, 2018

*By:	/s/ Marc L. Belsky
Marc L. Belsky Attorney-in-fact